Exhibit 4.3


                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     AMENDMENT NO. 1 dated as of December 28, 1998 to the Rights
     Agreement dated as of November 13, 1998 (the "Rights Agreement") between McMoRan Exploration Co., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (as successor to Mellon Securities Trust Company) (the "Rights Agent").

                  W I T N E S S E T H

     WHEREAS, the parties hereto desire to amend the Rights Agreement in certain respects;

     NOW, THEREFORE, the parties hereto agree as follows:

     Section 1. Defined Terms; References. (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement has the meaning assigned to such term in the Rights Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Rights Agreement shall, after this Amendment becomes effective, refer to the Rights Agreement as amended hereby.
     (b) Section 1 of the Rights Agreement is hereby amended by restating the definition of "Threshold Percentage" in its entirety to read in full as follows: "Threshold Percentage" means (i) 35% with respect to any Qualified Investor and its Affiliates and Associates and (ii) 25% with respect to any other Person and its Affiliates and Associates.
     (c) Section 1 of the Rights Agreement is hereby amended by adding the following new definition in the appropriate alphabetical position:
     "Qualified Investor" means any Person who has executed a standstill agreement with the Company and has caused a counterpart of such standstill agreement to be executed by each of such Person's Affiliates and Associates who beneficially owns Common Stock, substantially in the form of Exhibit D to this Agreement.

     Section 2. Addition of Form of Standstill Agreement. The Exhibits to the Rights Agreement are hereby amended by adding Exhibit A hereto as Exhibit D to the Rights Agreement.

     Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

     Section 4. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Section 5. Effectiveness. This Amendment shall become effective as of the date first above written.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                      McMoRan Exploration Co.


                          /s/Richard C. Adkerson
                      By:_________________________
                         Richard C. Adkerson,
                         Co-Chairman of the Board, President
                         and Chief Executive Officer


                      ChaseMellon Shareholder Services, L.L.C., as successor to Mellon Securities Trust Company



                      By:____________________________________
                         Name:
                         Title: